Exhibit 2.14

DESCRIPTION OF SECURITIES AND ARTICLES OF ASSOCIATION

As of December 31, 2024, Vertical Aerospace Ltd. (the “Company,” “we,” “us,” and “our”) had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our ordinary shares par value $0.001 per share (“ordinary shares”) and public warrants to purchase our ordinary shares (“Public Warrants”). In addition, subsequent to December 31, 2024, we registered two additional classes of securities under Section 12 of the Exchange Act: Tranche A public warrants to purchase our ordinary shares (“Tranche A Warrants”), and Tranche B public warrants to purchase our ordinary shares (“Tranche B Warrants”). Set forth below is a summary of certain information concerning (i) our ordinary shares as well as a description of certain material terms of our Fourth Amended and Restated Memorandum and Articles of Association (the “Articles”), effective as of December 23, 2024, and relevant provisions of Cayman Islands law, (ii) our Public Warrants, (iii) our Tranche A Warrants and (iv) our Tranche B Warrants. Because the following is only a summary, it does not contain all of the information that may be important to you. The following summary does not purport to be complete and is qualified in its entirety by reference to applicable Cayman Islands law and our Articles in respect of the ordinary shares, and the relevant warrant agreements in respect of the Public Warrants, Tranche A Warrants and Tranche B Warrants. Our Articles and each of the warrant agreements in respect of the Public Warrants, Tranche A Warrants and Tranche B Warrants have been publicly filed with the Securities and Exchange Commission (“SEC”).

General

We are a Cayman Islands exempted company with limited liability (company number 376116). Our affairs are governed by our Articles as amended and restated from time to time and the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”).

Our objects are unrestricted, and Section 3 of our Articles provides that we shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

Our register of members is maintained by Continental Stock Transfer & Trust Company.

Ordinary Shares

General

The authorized share capital of the Company is $210,000 divided into 200,000,000 ordinary shares, par value $0.001 per share, and 10,000,000 preferred shares, par value $0.001 per share. All of our issued and outstanding ordinary shares are fully paid and non-assessable. Certificates representing our issued and outstanding ordinary shares are generally not issued and legal title to our issued shares is recorded in registered form in the register of members. Other than as described below under the heading “—Shareholder Participation Rights,” holders of ordinary shares do not have any conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the ordinary shares.

We currently have only one class of issued ordinary shares, which have identical rights in all respects and rank equally with one another. There is no cumulative voting with respect to the election of directors at a general meeting, with the result that the holders of more than 50% of the shares voted for the election of directors can elect the directors, subject to the nomination rights held by Mudrick Capital and Stephen Fitzpatrick's right to serve as a General Director as described below under the heading “—Directors.”

Our board of directors (“Board”) may provide for other classes of shares, including classes of preferred shares, out of our authorized but unissued share capital, which could be utilized for a variety of corporate purposes, including future offerings to raise capital for corporate purposes or for use in employee benefit plans. Such additional classes of shares shall have such rights, restrictions, preferences, privileges and payment obligations as determined by our Board. If we issue any preferred shares, the rights, preferences and privileges of holders of our ordinary shares will be subject to, and may be adversely affected by, the rights of the holders of such preferred shares. See “—Variations of Rights of Shares.”

As of December 31, 2024, there were 69,542,515 ordinary shares issued and outstanding, and as of February 14, 2025, there were 84,552,721 ordinary shares issued and outstanding.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our Board subject to the Companies Act and our Articles. Dividends and other distributions on issued and outstanding ordinary shares may be paid out of the funds of the Company lawfully available for such purpose, subject to any preference of any outstanding preferred shares. Dividends and other distributions will be distributed among the holders of our ordinary shares on a pro rata basis. Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of our Board and will depend upon such factors as earnings levels, capital requirements, contractual restrictions, our overall financial condition, available distributable reserves and any other factors deemed relevant by our Board.

Voting Rights

Holders of ordinary shares are entitled to one vote for each share held of record on all matters to be voted on by shareholders. A quorum required for a meeting of shareholders consists of members holding at least a simple majority of all voting share capital in issue at any such general meeting of the Company. Voting at any meeting of shareholders is by poll and not on a show of hands.

A special resolution will be required for important matters such as a merger or consolidation of the Company, change of name or making changes to our Articles or the voluntary winding up of the Company.

The adoption of any ordinary resolution by our shareholders requires the affirmative vote of a simple majority of the votes permitted to be cast by persons present (in person or by proxy) and voting at a general meeting at which a quorum is present, while a special resolution requires the affirmative vote of no less than two-thirds of the votes permitted to be cast by persons present (in person or by proxy) and voting at any such meeting, or, in each case, a unanimous resolution in writing.

Shareholder Meetings

Our Articles provide that notice of any general meeting shall be provided to each shareholder entitled to vote at such meeting not less than seven calendar days but not more than sixty calendar days before the date of the meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which shareholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of an extraordinary general meeting, the purpose or purposes for which the meeting is called. No business shall be transacted at any general meeting unless a quorum of shareholders is present at the time when the meeting proceeds to business. A quorum required for a meeting of shareholders consists of members holding at least a simple majority of all voting share capital in issue at any such general meeting of the Company.

Under our Articles, all general meetings of the Company other than annual general meetings are called extraordinary general meetings. No business may be transacted at any general meeting other than business properly brought before the meeting.

Annual General Meetings

Our Articles provide that the Company shall hold an annual general meeting in each fiscal year of the Company, to be held at such time and place as our directors approve. To be properly brought before an annual general meeting, business must be (i) specified in a notice of meeting given by or at the direction of the Board, (ii) otherwise brought before the meeting by the Board or the chairman of the Board, or (iii) notified to the Company in writing not later than the seventh day after the delivery of notice of such meeting by shareholders holding greater than an aggregate of 10.0% of the issued and outstanding ordinary shares.

Extraordinary General Meetings

Our Articles provide that extraordinary general meetings for any purpose or purposes may be called at any time (i) by a resolution adopted by the majority of our directors or (ii) by the Board upon a valid request by shareholders holding an aggregate of 10.0% of the issued and outstanding ordinary shares. To be properly brought before an extraordinary general meeting, business must be specified in a notice of meeting given by or at the direction of the person calling the meeting, which may include any such business as the requesting shareholders may propose, subject to applicable law.

The Board can, in good faith, refuse the calling of an extraordinary general meeting at the request of shareholders holding greater than an aggregate of 10.0% of the ordinary shares issued and outstanding, but only if the resolution proposed to be dealt with at the extraordinary general meeting cannot be properly moved because it would be contrary to applicable law. If the Board does not convene an extraordinary general meeting within twenty-one days from the date on which a valid request is received, other than in the limited circumstances in which the Board would have a right to refuse the calling of an extraordinary general meeting, the requesting shareholders may convene an extraordinary general meeting, which shall be convened in the same manner as nearly as possible as that in which extraordinary general meetings are convened by the Board.

Variations of Rights of Shares

Under the Articles, if our share capital is divided into more than one class of shares, the rights attached to any such class may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by our directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Options

Our board of directors is empowered to grant options with or without preferred, deferred, or other rights or restrictions. We currently have in place two employee incentive plans under which options in our ordinary shares can be granted to eligible employees.

Transfer of Ordinary Shares

Any of our shareholders may transfer all or any of their ordinary shares by an instrument of transfer in the usual or common form or any other form prescribed by the stock exchange, the SEC and/or any other competent regulatory authority or otherwise under applicable law, or approved by our Board, subject to the applicable restrictions of our Articles, such as the determination by the directors that a proposed transfer is not eligible.

Ownership Threshold

There are no provisions under Cayman Islands law applicable to us, or under the Articles, that require us to disclose shareholder ownership above any particular ownership threshold.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by the Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in the Articles governing the ownership threshold above which shareholder ownership must be disclosed.

Anti-Takeover Provisions in the Articles

Some provisions of the Articles may discourage, delay or prevent a change of control of the Company or management that shareholders may consider favorable, including director nomination rights granted to Mudrick Capital for a number of directors proportionate in number to its share ownership percentage so long as Mudrick Capital beneficially owns greater than 10.0% of our issued and outstanding ordinary shares, and a provision that authorizes our Board to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

Liquidation

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of ordinary shares will be entitled to participate in any surplus assets in proportion to their shareholdings.

Calls on Shares and Forfeiture of Shares

Our Board may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Shareholder Participation Rights

Pursuant to a Shareholder Letter Agreement, dated as of December 23, 2024, by and among the Company, Mudrick Capital, Stephen Fitzpatrick and Imagination Aero Investments Limited ("Imagination Aero"), a wholly owned entity of Mr. Fitzpatrick, so long as (i) Mudrick Capital directly or indirectly beneficially owns at least 20% of our issued and outstanding ordinary shares or (ii) Mr. Fitzpatrick and Imagination Aero, together with any other fund, entity or account that is affiliated with Mr. Fitzpatrick (the

“SF Parties”), directly or indirectly beneficially owns at least 3% of our issued and outstanding ordinary shares, Mudrick Capital and/or the SF Parties may elect to participate in our offering of newly issued ordinary shares and any other securities (including any equity securities or debt securities that are convertible into ordinary shares or the other equity securities of Vertical or our subsidiaries) (the “New Securities”) at a price and on the terms specified in the relevant offer notice, up to such number of New Securities proportionate to Mudrick Capital and/or the SF Parties’ beneficial ownership of our issued and outstanding ordinary shares relative to the number of New Securities to be offered by us.

Directors

Our management is vested in our Board. Our Articles provide that questions arising at any meeting of directors shall be decided by the votes of a majority of the directors presented at a duly held meeting at which a quorum is present, or by unanimous written resolution of the Board. The quorum necessary for any Board meeting shall consist of at least a majority of the members of our Board.

Our Articles provide that the Board shall consist of up to seven directors (but not less than one director), unless increased or decreased from time to time by the directors or the Company in a general meeting, and the Board shall consist of a majority of independent directors.

Pursuant to our Articles, so long as Mudrick Capital beneficially owns at least 10.0% of our issued and outstanding ordinary shares, Mudrick Capital shall be entitled to nominate for election a number of individuals to serve as directors on the Board proportionate in number (rounded to the nearest whole number), on the basis of a Board consisting of seven directors, to Mudrick Capital’s percentage of beneficial ownership of the our issued and outstanding ordinary shares (each, upon the effectiveness of their appointment, an “Appointed Director”). Such nomination rights shall terminate on the first date on which Mudrick Capital beneficially owns less than 10.0% of our issued and outstanding ordinary shares on a fully diluted basis (assuming the exercise or exchange of all Vertical warrants, options and other similar instruments that are able to be exercised or exchanged as at the relevant date, and the full conversion of the outstanding Convertible Senior Secured Notes issued under the Indenture that are held by Mudrick Capital as at the relevant date), and  the maximum number of Appointed Directors shall be capped as six so long as the SF Entitlement (as defined below) is applicable. Any casual vacancy on the Board in respect of an Appointed Director position shall be subject to Mudrick Capital’s nomination rights.

Our Articles provide that the nominating and corporate governance committee of the Board (the “Nominating and Governance Committee”) shall review each candidate nominated by Mudrick Capital to be an independent director for fitness and, if deemed fit for service, the Nominating and Governance Committee will recommend the individuals for election by a majority vote of the Board. The Nominating and Governance Committee shall recommend for election by a majority vote of the Board each candidate deemed fit for service by Mudrick and nominated by Mudrick Capital to be a non-independent Appointed Director.

Director positions other than for an Appointed Director (each such director, a “General Director”) may be filled by the affirmative vote of a simple majority of the remaining directors present and voting at a Board meeting, or by ordinary resolution (or, in the event that there is more than one individual proposed in respect of a single General Director position, by a plurality of votes) at a general meeting of the Company’s shareholders. So long as the SF Parties beneficially own at least 3% of our issued and outstanding ordinary shares, Mr. Fitzpatrick shall be entitled to serve as a General Director on the Board (the “SF Entitlement”).

A director may be removed from office by an ordinary resolution of the shareholders with cause, and any director other than Mr. Fitzpatrick may be removed from office by an ordinary resolution of the shareholders without cause, in each case at any time before the expiration of their term. Other than in respect of an independent Appointed Director, Mudrick Capital may remove any Appointed Director by delivering notice to the Company.

Each director shall hold office until the expiration of his or her term, until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.

There is no cumulative voting with respect to the appointment of directors.

Under our Articles, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with our company must declare the nature of their interest at a meeting of the board of directors. Following such declaration, a director may vote in respect of any contract or proposed contract notwithstanding their interest; provided that, in exercising any such vote, such director complies with their fiduciary duties and any other applicable duties.

Our directors are entitled to such remuneration as the directors may from time to time determine.

Indemnity of Directors and Officers

Our Articles provide that our Board and officers shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices to the fullest extent permitted under the laws of the Cayman Islands.

Differences in Company Law

Cayman Islands companies are governed by the Companies Act. The Companies Act is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the material differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

In certain circumstances, the Companies Act allows for mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands exempted company and a company incorporated in another jurisdiction (provided that it is permitted or not prohibited by the constitutional documents of the company incorporated in another jurisdiction and facilitated by the laws of that other jurisdiction).

Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation containing certain prescribed information. That plan of merger or consolidation must then be authorized by (a) a special resolution (usually the affirmative vote of the holders of at least a two-thirds (2/3) majority of the issued ordinary shares of the company that are present in person or represented by proxy and entitled to vote thereon and who vote at the general meeting) of the shareholders of each company; and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. Unless required by its articles of association, no shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company if a copy of the plan of merger or consolidation is given to every member of the subsidiary company unless that member agrees otherwise.

The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the Cayman Islands court waives such requirement or makes such order as the Cayman Islands court otherwise considers reasonable. If the Registrar of Companies of the Cayman Islands is satisfied that the requirements of the Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies of the Cayman Islands will register the plan of merger or consolidation.

After obtaining the relevant authorizations and consents, a director of each Cayman Islands company must sign the plan of merger or consolidation on behalf of their company and file the plan with the Registrar of Companies together with prescribed documents such as certificates of good standing, director's declarations that, among other things: (a) the constituent company is, and the consolidated or surviving company will be, immediately after merger or consolidation, able to pay its debts as they fall due; (b) that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the constituent companies; and that (c)(i) no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up the company in any jurisdiction; (iii) no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the constituent company, its affairs or its property or any part thereof; and (iv) no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of any constituent company are and continue to be suspended or restricted.

Where the merger or consolidation involves a foreign company and the surviving company is the foreign company, the procedure is similar, save that with respect to the foreign company, the directors of the Cayman Islands exempted company are required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the foreign company in the jurisdiction in which the foreign company is existing; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or its property or any part thereof; and (iv) that no scheme, order, compromise or other similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.

Where the surviving company is the Cayman Islands exempted company, the directors of the Cayman Islands exempted company are further required to make a declaration to the effect that, having made due enquiry, they are of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.

Where the above procedures are adopted, the Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of their shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows: (a) the shareholder must give their written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for their shares if the merger or consolidation is authorized by the vote; (b) within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice of such approval to each shareholder who made a written objection; (c) a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of their intention to dissent including, among other details, a demand for payment of the fair value of their shares; (d) within seven days following the date of the expiration of the period set out in paragraph (c) above or within seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase their shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and (e) if the company and the shareholder fail to agree a price within such 30 day period, within 20 days following the date on which such 30 day period expires, the company (and any dissenting shareholder may) shall file a petition with the Cayman Islands courts to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the Cayman Islands court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value. Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date where the consideration for such shares are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.

Moreover, Cayman Islands law has separate statutory provisions that facilitate the reconstruction or amalgamation of companies in certain circumstances, that will generally be more suited for complex mergers or other transactions involving widely held companies. Such transactions, commonly referred to in the Cayman Islands as a “scheme of arrangement,” may be tantamount to a merger. In the event that a merger was sought pursuant to a scheme of arrangement (the procedures for which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by (i) in respect a scheme of arrangement proposed between a company and its shareholders (or any class of shareholder), three fourths in value of the shareholders (or each class of shareholder) who attend and vote, either in person or by proxy, at a meeting (or meetings) convened for that purpose; or (ii) in respect of a scheme of arrangement proposed between a company and its creditors (or any class of creditors), a majority in number representing three fourths in value of the creditors (or each class of creditors) who attend and vote, either in person or by proxy, at a meeting (or meetings) convened for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Cayman Islands court. While a dissenting shareholder would have the right to express to the Cayman Islands court the view that the scheme of arrangement should not be sanctioned, the Cayman Islands court may be expected to sanction the scheme of arrangement if it satisfies itself that:

●	the company is not proposing to act illegally or beyond the scope of its corporate authority and the statutory provisions as to majority vote have been complied with;
●	the shareholders have been fairly represented at the meeting in question;
●	the arrangement is such as a businessman would reasonably approve; and
●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act or that would amount to a “fraud on the minority.”

If a scheme of arrangement is sanctioned by the Cayman Islands court, the scheme of arrangement will be binding on all of the shareholders (or each class of shareholder) or creditors (or each class of creditor).

If a scheme of arrangement or takeover offer (as described below) is sanctioned by the Cayman Islands court, any dissenting shareholder would have no rights comparable to appraisal rights (providing rights to receive payment in cash for the judicially determined value of the shares), which would otherwise ordinarily be available to dissenting shareholders of United States corporations.

Squeeze-out Provisions

When a takeover offer is made and accepted by holders of not less than 90% of the shares to whom the offer relates within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Cayman Islands courts, but this is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.

Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through means other than these statutory provisions, such as a share capital exchange, asset acquisition or control, or through contractual arrangements of an operating business.

Shareholders’ Suits

Walkers (Cayman) LLP, our Cayman Islands legal counsel, is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based both on Cayman Islands authorities and on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

●	a company is acting, or proposing to act, illegally or beyond the scope of its authority;
●	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or
●	those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Enforcement of Civil Liabilities

The Cayman Islands has a different body of securities laws as compared to the United States and provides less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the Federal courts of the United States.

We have been advised by Walkers (Cayman) LLP, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Special Considerations for Exempted Companies

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary resident company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;
●	an exempted company’s register of members is not open to inspection;
●	an exempted company does not have to hold an annual general meeting;
●	an exempted company may issue shares with no par value;
●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 30 years in the first instance);
●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
●	an exempted company may register as a limited duration company; and
●	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. Our Articles permit indemnification of officers and directors, to the fullest extent permitted under the laws of the Cayman Islands, for any liability and loss suffered and expenses, including legal expenses, incurred in their capacities as such in connection with any action, suit or proceeding, where civil, administrative or investigative. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have entered into indemnification agreements with our directors that will provide such persons with additional indemnification beyond that provided in our Articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

●	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;
●	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;
●	directors should not improperly fetter the exercise of future discretion;
●	duty to exercise powers fairly as between different sections of shareholders;
●	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and
●	duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Articles or alternatively by shareholder approval at general meetings.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Articles provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. The Articles provide that shareholders holding greater than an aggregate of 10.0% of the ordinary shares issued and outstanding of the Company (i) may call an extraordinary general meeting and put forth proposals at such extraordinary general meeting, and (ii) may put forth proposals at an annual general meeting, in each case subject to compliance with the relevant notice provisions in the Articles.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, the Articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation may be removed for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Articles, directors may be removed by the shareholders for “cause” (i.e., a conviction of a felony, the willful misconduct in the performance of director’s duties to the Company in a matter of substantial importance, or mental incompetency that directly affects such director’s ability to perform his or her obligations as a director) by an ordinary resolution. Directors other than Mr. Fitzpatrick may be removed by the shareholders without cause by an ordinary resolution. A director will also cease to be a director if he or she (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found to be or becomes of unsound mind; (iii) resigns his office by notice in writing; (iv) is prohibited by applicable law from being a director; or (v) the director absents himself or herself (for the avoidance of doubt, without being represented by proxy) from meetings of the Board for six consecutive months without special leave of absence from the directors, and the directors pass a resolution that he or she has by reason of such absence vacated office.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute under its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Articles, if the Company is wound up, the liquidator of our company may distribute the assets with the sanction of a special resolution of the shareholders and any other sanction required by law.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

Under the Articles, if our share capital is divided into more than one class of shares, the rights attached to any such class may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by our directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote on the matter, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, the Articles may only be amended by a special resolution of the shareholders.

Directors’ Power to Issue Shares

Subject to applicable law, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, or other rights or restrictions.

Inspection of Books and Records

Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records.

Holders of our shares have no general right under Cayman Islands law to inspect or obtain copies of our register of members or our corporate records.

Waiver of Certain Corporate Opportunities

Under the Articles, the Company has renounced any interest or expectancy of the Company in, or in being offered an opportunity to participate in, certain opportunities where such opportunities come into the possession of one of our directors other than in his or her capacity as a director (as more particularly described in the Articles). This is subject to applicable law and may be waived by the relevant director.

Listing

Our ordinary shares are listed on the New York Stock Exchange under the symbol “EVTL.”

Public Warrants

As of both December 31, 2024 and February 14, 2025, there were 15,264,935 Public Warrants outstanding.

Ten whole warrants entitle the registered holder to purchase one ordinary share at a price of $115.00 per share, subject to adjustment as discussed below. The warrants will expire on December 16, 2026, five years after the date on which our business combination with Broadstone Acquisition Corp. was completed, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue an ordinary share upon exercise of a warrant unless the ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.

We have agreed to use our commercially reasonable efforts to maintain the effectiveness of a registration statement filed with the SEC and a current prospectus relating to those ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if our ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement. Warrant holders may exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption during any period when we will have failed to maintain an effective registration statement, but we will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the lesser of  (A) the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value and (B) 0.361 per whole warrant. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

No fractional ordinary shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of ordinary shares to be issued to the holder.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the ordinary shares issued and outstanding immediately after giving effect to such exercise.

Redemption of warrants for cash when the price per ordinary share equals or exceeds $180.00. Once the warrants become exercisable, we may redeem the outstanding warrants:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon a minimum of 30 days’ prior written notice of redemption to each warrantholder; and
●	if, and only if, the closing price of the ordinary shares equals or exceeds $180.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described below) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the warrantholders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those ordinary shares is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants for ordinary shares when the price per ordinary share equals or exceeds $100.00. Once the warrants become exercisable, we may redeem the outstanding warrants:

●	in whole and not in part;
●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our ordinary shares (as defined below) except as otherwise described below;
●	if, and only if, the closing price of our ordinary shares equals or exceeds $100.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described below) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrantholders; and
●	if the closing price of the ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrantholders is less than $180.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described below).

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. In such event, each holder of the warrants would pay the exercise price by surrendering the whole warrants for that number of ordinary shares determined based on the redemption date and the “fair market value” of our ordinary shares. The “fair market value” is determined for these purposes based on volume weighted average price of our ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants. We will provide our warrantholders with the final fair market value no later than one business day after the 10-trading day period described above ends. In addition, we may, at our option, require all holders of warrants to exercise their warrants on a “cashless basis” if our ordinary shares are at the time of exercise of a public warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor rule).

The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, share split-up, extraordinary dividend or our recapitalization, reorganization, merger or consolidation.

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of curing any ambiguity or correct any mistake, but requires the approval by the holders of at least 50% of the then-outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The warrantholders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of ordinary shares to be issued to the warrantholder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim.

Listing and Delisting

Our Public Warrants commenced trading on the New York Stock Exchange on December 16, 2021 under the symbol “EVTL.” On December 4, 2024, the NYSE filed a Form 25 with the SEC, removing the Public Warrants from their listing on the NYSE based on the determination that the Public Warrants are no longer suitable for listing based on “abnormally low selling price” levels, pursuant to Section 802.01D of the NYSE Listed Company Manual.

Tranche A Warrants and Tranche B Warrants

As of January 24, 2025, the date of their issuance, and February 14, 2025, there were 7,500,000 Tranche A Warrants and 7,500,000 Tranche B Warrants outstanding.

Exercisability

The Tranche A Warrants will expire at 5:00 p.m. New York City time on the earliest to occur of: (i) the satisfaction of both of the following conditions: (a) we successfully demonstrate a wing-borne flight of our VX4 prototype aircraft, which involves the aircraft (x) taking off as a CTOL aircraft, (y) flying to high speed with lift generated by the wing and the tilt propellers facing forward, and (z) landing safely as a CTOL aircraft from such flight (the “Performance Condition”) and (b) the 10-day volume weighted average price of the ordinary shares as reported by Bloomberg commencing on the trading day immediately following the initial public disclosure by means of a press release or Form 6-K or equivalent form furnished to the SEC of the satisfaction of the Performance Condition (the “Initial Public Disclosure”) is equal to, or greater than, one hundred and three percent (103%) of the Tranche A Warrant Price (the “VWAP Condition”), the 30th calendar day following the date of the Initial Public Disclosure, and (ii) the five-year anniversary of the initial date of issuance.

The Tranche B Warrants will expire at 5:00 p.m. New York City time on the five-year anniversary of the initial date of issuance.

Each of the Tranche A Warrants and Tranche B Warrants (the “Warrants”) is exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of ordinary shares subscribed for upon such exercise (except in the case of a cashless exercise as discussed below).

We are not obligated to deliver any ordinary shares pursuant to the exercise of a Tranche A Warrant or a Tranche B Warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the ordinary shares underlying the Tranche A Warrants or Tranche B Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No Warrant is exercisable and we are not obligated to issue an ordinary share upon exercise of a Tranche A Warrant or a Tranche B Warrant unless the ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Tranche A Warrant or a Tranche B Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any Tranche A Warrant or Tranche B Warrant.

A holder of a Tranche A Warrant or a Tranche B Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the ordinary shares issued and outstanding immediately after giving effect to such exercise.

Exercise Price

The Tranche A Warrants have an exercise price of $6.00 per ordinary share, subject to adjustment, terms and limitations as described herein.

The Tranche B Warrants have an exercise price of $7.50 per ordinary share, subject to adjustment, terms and limitations as described herein.

Cashless Exercise

If, from 90 days following the date of original issuance until the applicable expiration date of the Tranche A Warrants or Tranche B Warrants, a registration statement registering the issuance of the ordinary shares underlying the Warrants under the Securities Act is not effective, the holder may, in its sole discretion, elect to exercise the Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of ordinary shares determined according to the formula set forth in the Warrant Agreement, dated January 23, 2025, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”). A cashless exercise of Warrants is not available if, upon the exercise of Warrants and the issuance of ordinary shares underlying such Warrants, a holder can resell such ordinary shares pursuant to Rule 144 promulgated by the SEC under the Securities Act without limitation as to volume and manner of sale restrictions.

No Fractional Shares

No fractional ordinary shares will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will round down to the nearest whole number the number of ordinary shares to be issued to the holder and pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Certain Adjustments and Amendments

The exercise price and number of ordinary shares issuable on exercise of the Warrants may be adjusted in certain circumstances including in the event of a share dividend, share split-up, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. The Tranche A Warrants and Tranche B Warrants are issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Tranche A Warrants or Tranche B Warrants, as applicable, may be amended without the consent of any holder for the purpose of curing any ambiguity or correct any mistake, but requires the approval by the holders of a majority of the then-outstanding Tranche A Warrants or Tranche B Warrants, as applicable, in order to make any change that adversely affects the interests of the registered holders in any material respect.

Transferability

Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent.

No Rights as a Shareholder

The Warrants do not entitle the holder to any voting rights, dividends, or other rights as a shareholder of the Company prior to the exercise of the Warrants.

Exchange Listing

There is no established public trading market for the Warrants, and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the Warrants on any national securities exchange or other nationally recognized trading system. Without an active trading market, we expect the liquidity of the Warrants will be limited.

Governing Law

Pursuant to the Warrant Agreement, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares, our Public Warrants, our Tranche A Warrants and our Tranche B Warrants is Continental Stock Transfer & Trust Company.